Exhibit 99.1

TPG Appoints Gunther Bright as New Independent Director

SAN FRANCISCO & FORT WORTH, Texas – June 27, 2022 – TPG Inc. (NASDAQ: TPG), a leading global alternative asset management firm, announced today that Gunther Bright has joined its Board of Directors (the “Board”) as an independent director, effective July 1, 2022.

“On behalf of the Board and leadership team, we are pleased to welcome Gunther to the TPG Board,” said Jim Coulter, Founding Partner and Executive Chairman of TPG. “Gunther is a distinguished leader with a strong track record of driving business transformation and growth strategies on a global scale. He will play an important role in continuing to position TPG for the future of alternatives.”

Bright brings nearly 30 years of leadership experience at American Express, where he currently serves as Executive Vice President and General Manager of Global and U.S. Large Enterprises, Global Commercial Services. Gunther served as an Independent Board Member of McAfee (NASDAQ:MCFE) from September 2021 to February 2022. Gunther currently serves as an Executive Committee Member of the Junior Achievement of New York Board of Directors, Vice Chairman and Executive Committee Member of the Alvin Ailey American Dance Theater Board of Trustees, and a member of the Executive Leadership Council.

“We believe Gunther’s skill and expertise complement that of our existing directors and are confident we will benefit from his decades of experience in the financial services industry,” added Jon Winkelried, Chief Executive Officer. “We look forward to partnering with him in this role as we continue to generate long term value for our stakeholders.”

“TPG’s focus on innovation and longstanding entrepreneurial culture has been a critical driver behind the firm’s distinct brand and impressive reputation across the industry,” said Bright. “I look forward to partnering with the Board and leadership to support TPG’s continued growth and success.”

About TPG

TPG is a leading global alternative asset management firm founded in San Francisco in 1992 with $120 billion of assets under management and investment and operational teams in 12 offices globally. TPG invests across five multi-product platforms: Capital, Growth, Impact, Real Estate, and Market Solutions and our unique strategy is driven by collaboration, innovation, and inclusion. Our teams combine deep product and sector experience with broad capabilities and expertise to develop differentiated insights and add value for our fund investors, portfolio companies, management teams, and communities.

Shareholder:

Gary Stein

212 601 4750

shareholders@tpg.com

Media:

Luke Barrett

415 743 1550

media@tpg.com